EXHIBIT 23

CONSENT OF KPMG LLP

The Board of Directors

Provident Financial Services, Inc.:

We consent to the incorporation by reference in Registration Statements No. 333-103041 and No. 333-110195 on Form S-8 of Provident Financial Services, Inc. of our report dated February 25, 2004, relating to the consolidated statements of financial condition of Provident Financial Services, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Annual Report on Form 10-K of Provident Financial Services, Inc. for the year ended December 31, 2003.

Our report refers to The Provident Bank’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002.

/s/ KPMG, LLP

Short Hills, New Jersey

March 12, 2004